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                                                                   EXHIBIT 99(i)

                                                                   PRESS RELEASE
BROADWING INC.

         INVESTOR CONTACT:                  MEDIA CONTACT:
         Mike Hemsath                       Thomas Osha
         513.397.7788                       513.397.7316
         mike.hemsath@broadwing.com         tom.osha@broadwing.com


                 BROADWING INC. ANNOUNCES $200 MILLION FINANCING
                          COMMITMENT FROM GOLDMAN SACHS
                 COMPANY CONTINUES TO EXECUTE ON FIVE POINT PLAN

CINCINNATI--December 10, 2002--Broadwing Inc. (NYSE: BRW) today announced that it has signed an agreement with investment funds managed by Goldman, Sachs & Co. to provide $200 million in financing to Broadwing in the form of Senior Subordinated Discount Notes due in 2009.

"This financing will be used to pay down bank debt as part of Broadwing's five-point plan to strengthen the company's financial position," said Kevin Mooney, Broadwing's chief executive officer. "Raising new sources of capital and amending the maturities of our existing credit facility are key elements of the plan. Having achieved a positive free cash flow position for Broadwing Inc. in the third quarter, this financing represents another solid step in executing our plan."

The commitment of financing, which the company expects to close during the first quarter of 2003, is contingent upon Broadwing successfully renegotiating its current bank credit facility and the satisfaction of other customary closing conditions. To this end, Broadwing has engaged Banc of America Securities and Lehman Brothers to serve as financial co-advisors to the company. The firms will assist Broadwing with its analysis of new sources of capital, address certain amendments to Broadwing's credit facility, review strategies for building shareholder value, and analyze steps needed to de-leverage the company.


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Muneer Satter, a managing director of Goldman Sachs, said, "We believe Broadwing is on the right track. This investment reflects our confidence in management's strategy and the value of the company's core businesses."

In October, Mooney and his new management team began executing on a five-point plan designed to build long-term shareholder value. Beyond strengthening the company's financial position, the plan involves a focus on maintaining the strength and stability of its Cincinnati Bell businesses, restructuring its Broadwing Communications unit to reduce expenses and improve cash flow by approximately $200 million annually, continuing to review strategic alternatives to enhance shareholder value, and reducing the company's debt balances over time.

Broadwing remains on track to achieve its 2002 financial projections, which include revenue of $2.15 billion, EBITDA of $640 million, and capital expenditures of $190 million. The company also expects to remain in compliance with its existing financial covenants package throughout 2003.

ABOUT BROADWING

Broadwing Inc. (NYSE: BRW) is an integrated communications company comprised of Broadwing Communications and Cincinnati Bell. Broadwing Communications is an industry leader as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. For the second year in a row, Cincinnati Bell was ranked number one in customer satisfaction by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. It also received the number one ranking in wireless customer satisfaction in its Cincinnati market. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.

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NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2001 Forms 10-K for both Broadwing Inc. and Broadwing Communications Inc.